NEWSRELEASE

 Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va  23510-2191

                                                                                     FOR IMMEDIATE RELEASE

                                                                                     September 22, 2008

MICHAEL D. LOCKHART ELECTED TO NORFOLK SOUTHERN BOARD

NORFOLK, VA. - Michael D. Lockhart, chairman, president and chief executive officer of Armstrong World Industries, Inc., has been elected a director of Norfolk Southern Corporation (NYSE: NSC), Chairman and CEO Wick Moorman announced today.

            Lockhart joined Armstrong in 2000. Prior to that, he was chairman and chief executive officer of General Signal Corporation from 1995 until it was acquired in 1998. He joined General Signal as president and chief operating officer in 1994. From 1981 until 1994, Lockhart worked for General Electric Company in various executive capacities in GE Capital, GE Transportation Systems and GE Aircraft Engines.

            Lockhart holds a master's degree from the University of Chicago, Graduate School of Business.

            Norfolk Southern Corporation (NYSE: NSC) is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serving every major container port in the eastern United States and providing superior connections to western rail carriers.  Norfolk Southern operates the most extensive intermodal network in the East and is North America's largest rail carrier of metals and automotive products.

Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)